Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2020 FIRST QUARTER RESULTS

PROVIDES COVID-19 BUSINESS UPDATE

New York, New York, May 11, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2020. The average dollar/euro ratio for the current first quarter was 1.10 compared to 1.14 in the first quarter of 2019.

First Quarter 2020 Compared to First Quarter 2019:

●	Net sales were $144.8 million or 18.7% lower than $178.2 million, at comparable foreign currency exchange rates, net sales declined 17.8%;

●	Sales by European based operations declined 20.6% to $114.1 million from $143.7 million;

●	Sales by U.S. based operations declined 10.9% to $30.7 million from $34.5 million;

●	Gross margin was 61.5% of net sales compared to 61.6% of net sales;

●	S,G&A expense as a percentage of net sales was 49.2% compared to 42.9%;

●	Operating income decreased 46.6% to $17.8 from $33.3 million;

●	Operating margin was 12.3% compared to 18.7%;

●	The effective income tax rate was 29.0% compared to 27.4%;

●	Net income attributable to Inter Parfums, Inc. declined 46.8% to $10.1 million from $18.9 million; and,

●	Net income attributable to Inter Parfums, Inc. per diluted share declined 46.7% to $0.32 from $0.60.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “As we reported last month, two of our largest brands performed exceptionally well in the first quarter. The launch of Coach Dreams early in the year factored prominently in the 35.9% increase in Coach brand sales. GUESS brand sales rose 28.9% on the strength of existing scents and brand extensions launched in 2019. Comparable quarter sales declined for our other major brands following the closure of virtually all points of sale throughout the world by the middle of March due to the global COVID-19 pandemic. Also, as we pointed out last month, our first and second largest brands, Montblanc and Jimmy Choo, recorded increases of 9.9% and 25.8%, respectively for the 2019 first quarter, setting a high bar for 2020.”

COVID-19 Update and Plan of Action

Mr. Madar went on to say, “During most of the 2020 first quarter, the COVID-19 global pandemic triggered a never seen before interruption in our operations as various national, state, and local governments where we, our suppliers, and our customers operate, issued decrees closing certain businesses and prohibited certain classes of workers from reporting to work. While most of our employees are equipped to work from home and carry on business, our distribution facilities have experienced a short-term suspension of operations for employee health concerns. The closure of the retail outlets where are products are sold throughout much of the world coupled with supply chain disruption have been major business obstacles.”

Mr. Madar noted that sales performance by region has been evolving since the first quarter. “The impact of COVID-19 was most severe in the Middle East and Asia, where first quarter net sales declined 44% and 37%, respectively, compared to last year’s first quarter. In North America and Western Europe, where shelter-in-place and store closings were implemented later in the period, first quarter net sales declined 1% and 11%, respectively, compared to the corresponding period of the prior year. Towards the end of March and into April 2020, large parts of the Asia market have opened, with China taking the lead. For example, after a poor performance in January and February, our best-selling brand in China, Anna Sui, made a dramatic improvement in March, with sales at retail about double those of February. Anna Sui fragrance sales are in great part conducted through e-commerce, therefore we believe that this favorable trend will continue. Several countries in Europe are moving forward with store reopening plans and are targeting later this month as a goal. We see the same thing happening in the Middle East. Thus far, several states within the U.S. have begun the reopening process, on a limited basis, but not enough to move the needle as yet.”

Mr. Madar continued, “We have taken action on many fronts to position our business for a strong rebound in sales and profitability next year. In past years, advertising and promotion accounted for approximately 21% of net sales; that percentage will be reduced in 2020. In that regard, as we reported last month, we have postponed the launch of several major programs, including those for the Kate Spade New York, Jimmy Choo, Anna Sui and GUESS brands, until 2021. Similarly, corresponding advertising and promotion expenses will be deferred until 2021.”

Mr. Madar further stated, “While we have not terminated nor furloughed any employees, we have instituted a hiring freeze and plan on significantly reducing bonuses for 2020. Travel and other non-essential business expenses have been cut sharply. With the temporary suspension of our cash dividend, our Company will retain approximately $10.4 million per quarter. Building upon our already strong financial position, these actions are expected to have a favorable impact on cash flow and fixed expenditures, which are expected to come in at under $25 million per quarter. As such, we do not anticipate any short-term liquidity problems.”

Mr. Madar concluded, “While we expect a precipitous decline in second quarter sales, compared to both the current first quarter and last year’s second quarter, we look for measured improvement in the second half. On the plus side, stay-at-home and store closure regulations are slowly lifting in a number of geographic markets where the crisis is receding. We do not, however, see a resumption of normal air travel happening any time soon, resulting in the loss of our travel retail business for the foreseeable future. In addition, in a recessionary environment, fragrance is generally a lower priority than essential purchases. We will continue to monitor the impact of COVID-19 and adjust our plans and activities accordingly as the situation evolves.”

Reviewing the Company’s performance in the first quarter, Russell Greenberg, Executive Vice President and CFO, pointed out, “Gross profit margin for European operations was 63.9% of sales for the first quarter of 2020, as compared to 63.2% for the corresponding period of the prior year. The strong U.S. dollar had a positive effect on our gross profit margin because over 45% of net sales of our European operations are denominated in dollars, while almost all costs of our European operations are incurred in euro. For U.S. operations, gross profit margin was 52.6% compared to 55.1% in the first quarter of 2019 with the decline primarily the result of product sales mix. Notably, sales of Anna Sui products, which are primarily sold in Asia and generate some of our highest gross margins, were down significantly in the first quarter of 2020, primarily in January and February.”

Mr. Greenberg went on to say, “Total S,G&A expenses decreased 6.9% for the first quarter; however, as a percentage of sales, S,G&A expenses were 49.2% and 42.9% for the current and prior year’s first quarter, respectively. Our entire operational budgets in Europe and the United States for the first quarter were based on our originally projected sales levels. With respect to advertising and promotional expenses, we had campaigns well underway. As a result, promotion and advertising included in S,G&A expenses approximated 19.7% of net sales in the current first quarter, up from 15.4% of net sales in last year’s first quarter. For European operations, with sales down 20.6%, S,G&A expenses declined 6.4% in 2020, as compared to 2019 and represented 50.1% and 42.5% of 2020 and 2019 first quarter sales, respectively. For U.S. operations where sales dropped 10.9%, comparable quarter S,G&A expenses decreased 8.8% and represented 45.8% and 44.7% of net sales in 2020 and 2019, respectively. The loss of fixed cost absorption was most responsible for the steep decline in operating income and margin.”

Mr. Greenberg also pointed out that pre-tax income in the current first quarter benefitted from a $0.9 million gain on foreign currency versus a $0.2 million loss in last year’s first quarter.

Mr. Greenberg continued, “Our conservative financial tradition leaves us in a strong financial position. We closed the first quarter with working capital of $386 million, including approximately $204 million in cash, cash equivalents and short-term investments, a working capital ratio of over 3.7 to 1 and only $9.8 million of long-term debt. We also have $47 million available in untapped credit facilities. Nonetheless, as mentioned above, we have taken several actions to minimize expenses and protect our cash flows during this crisis.”

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Tuesday, May 12, 2020. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels.  Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand.  Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2019, the Quarterly Report on Form 10-Q filed for the first quarter of 2020 and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
May 11, 2020

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2020	2019

Net sales	$144,824	$178,242

Cost of sales	55,783	68,401

Gross margin	89,041	109,841

Selling, general and administrative expenses	71,262	76,552

Income from operations	17,779	33,289

Other expenses (income):
Interest expense	1,001	626
(Gain) loss on foreign currency	(954)	151
Interest income	(1,007)	(1,906)

	(960)	(1,129)

Income before income taxes	18,739	34,418

Income taxes	5,440	9,440

Net income	13,299	24,978

Less: Net income attributable to the noncontrolling interest	3,240	6,084

Net income attributable to Inter Parfums, Inc.	$10,059	$18,894

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.32	$0.60
Diluted	$0.32	$0.60

Weighted average number of shares outstanding:
Basic	31,530	31,431
Diluted	31,708	31,679

Dividends declared per share	$0.33	$0.28

Inter Parfums, Inc. News Release	Page 5

May 11, 2020

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	March 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$142,557	$192,417
Short-term investments	61,539	60,714
Accounts receivable, net	133,640	133,010
Inventories	169,477	167,809
Receivables, other	2,936	2,054
Other current assets	21,630	17,123
Income taxes receivable	137	169

Total current assets	531,916	573,296

Equipment and leasehold improvements, net	11,194	11,107
Right-of-use assets, net	27,174	28,359
Trademarks, licenses and other intangible assets, net	196,813	201,983
Deferred tax assets	8,285	8,004
Other assets	6,050	6,083

Total assets	$781,432	$828,832

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$6,555	$12,326
Current portion of lease liabilities	4,960	5,356
Accounts payable – trade	46,355	54,098
Accrued expenses	69,343	96,421
Income taxes payable	7,894	5,865
Dividends payable	10,406	10,399

Total current liabilities	145,513	184,465

Long–term debt, less current portion	9,781	10,734

Lease liabilities, less current portion	23,849	24,635

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,531,958 and 31,513,018 shares at March 31, 2020 and December 31, 2019, respectively	31	31
Additional paid-in capital	73,618	70,664
Retained earnings	473,947	474,637
Accumulated other comprehensive loss	(48,097)	(39,853)
Treasury stock, at cost, 9,864,805 shares at March 31, 2020 and December 31, 2019	(37,475)	(37,475)

Total Inter Parfums, Inc. shareholders’ equity	462,024	468,004

Noncontrolling interest	140,265	140,994

Total equity	602,289	608,998

Total liabilities and equity	$781,432	$828,832